Exhibit 99.1

FULL HOUSE RESORTS ANNOUNCES EXPANSION PLANS FOR BRONCO BILLY'S CASINO AND HOTEL

Las Vegas – November 6, 2017 – Full House Resorts announced today plans to build a 150-guest room, four-star hotel in Cripple Creek, Colorado, adjoining and integral with the Company's existing Bronco Billy's Casino and Hotel. In addition to the new luxury hotel, the expansion is expected to include a spa, parking garage, convention and entertainment space, and a high-end restaurant.

The Company has recently acquired land and options on land surrounding Bronco Billy's, forming an approximately six-acre site. Cripple Creek does not have a hotel of such size and quality, despite the fact that most of its customers reside in Colorado Springs, approximately an hour away. The assembled land package includes the former Imperial Casino, which Full House intends to reopen; the historic Imperial Hotel, which offers 12 refurbished guest rooms and would be part of the complex; and approximately four acres of vacant or underutilized land.

"We believe that the Colorado Front Range, and particularly the southern part of such area, has tremendous growth potential. The gaming spend per capita today in the region is significantly below the national average and far below other markets with similar demographics and geography. We think that reflects the lack of non-gaming amenities being offered. Cripple Creek only has approximately 500 guest rooms and many of those are of mediocre quality," noted Daniel R. Lee, President and Chief Executive Officer of Full House Resorts. Lee also noted that the Denver/Colorado Springs area is enjoying strong population and economic growth.

Colorado originally had a $5 maximum bet in its casinos, making it uneconomical for casino operators to build and operate high-quality hotels and other non-gaming amenities, as they do in other markets. The law, however, was changed to allow a $100 maximum bet beginning in 2009. "That changed the economics significantly," noted Lewis Fanger, Chief Financial Officer of Full House Resorts. Casino operators in Cripple Creek's rival city of Black Hawk, which caters principally to Denver, responded by building quality hotels and other non-gaming amenities, a trend that continues today. The Bronco Billy's hotel will be the first new hotel in Cripple Creek in more than ten years and it will bring a new level of hospitality to the historic mountain town.

Full House looks forward to working with the City of Cripple Creek and Teller County on certain entitlements and approvals that are necessary for construction of the hotel. Most significantly, this includes closing a street and a portion of a public alley that run through the site. Closure of the streets allows the hotel, parking garage and convention and meeting space to be built adjoining the Bronco Billy's casino, which is critical for its economic success. Full House had a transportation study prepared by Felsburg Holt & Ullevig that shows that closure of such streets would not significantly impact traffic flow.

"We've spent almost a year assembling land and designing a project that will provide a luxury experience and complement the unique historic nature of the town," said Lee. "We believe it will help transform Cripple Creek into a stronger, year-round tourism destination."

Conference Call Information
The Company will host a conference call tomorrow, November 7, 2017, at 4:30 p.m. ET (1:30 p.m. PT) to discuss its planned expansion of Bronco Billy's and its financial results for the third quarter of 2017. Interested parties can access the live audio webcast from the Company’s website at www.fullhouseresorts.com under the investor relations section. The conference call can also be accessed by dialing (800) 289-0438 or, for international callers, (323) 794-2423.

Forward-looking Statements
This press release contains statements by Full House and its officers that are "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Some forward-looking statements in this press release include those regarding our planned expansion of Bronco Billy's and related amenities. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the control of Full House. Such risks include, without limitation, regulatory and governmental approvals, the ability to obtain financing upon reasonable terms, the increase in Full House's indebtedness if financing is obtained, construction risks, competition and general macroeconomic conditions. Additional information concerning potential factors that could affect Full House’s financial condition and results of operations is included in the reports Full House files with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year and the Company’s other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or revise its forward-looking statements as a result of new information, future events or otherwise. Actual results may differ materially from those indicated in the forward-looking statements.

About Full House Resorts, Inc.
Full House Resorts owns, leases, develops and operates gaming facilities throughout the country. The Company’s properties include Silver Slipper Casino and Hotel in Hancock County, Mississippi; Bronco Billy's Casino and Hotel in Cripple Creek, Colorado; Rising Star Casino Resort in Rising Sun, Indiana; and Stockman’s Casino in Fallon, Nevada. The Company also operates the Grand Lodge Casino at the Hyatt Regency Lake Tahoe Resort, Spa and Casino in Incline Village, Nevada under a lease agreement with the Hyatt organization.